                                                                EXHIBIT 11.1

                              AMERICREDIT CORP.
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
               (dollars in thousands, except per share amounts)

                                                     YEARS ENDED
                                         ------------------------------------
                                          JUNE 30,     JUNE 30,     JUNE 30,
                                            1996         1995         1994
                                         ----------   ----------   ----------
PRIMARY:

Average common shares outstanding        28,524,571   28,730,151   29,067,323

Common share equivalents resulting
 from assumed exercise of stock
 options and warrants                     1,678,727    1,650,598    2,750,760
                                         ----------   ----------   ----------

Average common shares and share
 equivalents outstanding                 30,203,298   30,380,749   31,818,083
                                         ----------   ----------   ----------
                                         ----------   ----------   ----------

FULLY DILUTED:

Average common shares outstanding        28,524,571   28,730,151   29,067,323

Common share equivalents resulting
 from assumed excercise of stock
 options and warrants                     1,881,793    2,405,317    2,750,760
                                         ----------   ----------   ----------

Average common shares and share
 equivalents outstanding                 30,406,364   31,135,468   31,818,083
                                         ----------   ----------   ----------
                                         ----------   ----------   ----------

NET INCOME                               $   21,591   $   28,893   $    5,065
                                         ----------   ----------   ----------
                                         ----------   ----------   ----------

  Primary                                $      .71   $      .95   $      .16
                                         ----------   ----------   ----------
                                         ----------   ----------   ----------

  Fully Diluted                          $      .71   $      .95   $      .16
                                         ----------   ----------   ----------
                                         ----------   ----------   ----------


Primary earnings per share has been computed by dividing net income by the average common shares and share equivalents outstanding. Common share equivalents were computed using the treasury stock method. The average common stock market price for the period was used to determine the number of common share equivalents.

Fully diluted earnings per share has been computed in the same manner as primary earnings per share except that the higher of the average or end of period common stock market price was used to determine the number of common share equivalents.